Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into and effective the 1st day of January, 2013, by and between Fuling Plastics USA Co., (“Company”), and Philip Prinzi, (“Employee”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS: For purposes of this Agreement, the following definitions shall apply:

(a) “Net Invoice Amount” shall mean the price at which a customer could buy FOB Ningbo for all products, regardless of invoice prices actually billed to the final customer.

(b) “Supported Business” shall mean all accounts sold by JCK Enterprises under his Contractor Agreement, effective January 1st, 2013.

(c) “Confidential and Proprietary Information” shall mean any and all information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through his employment relationship to the Company and not generally known in the industry in which the Company is or may become engaged, including, but not limited to, customers and brokers, marketing plans, product development plans, publications, equipment, and financial information, and any information related to the Company’s and its Affiliates’ products, devices, structures, processes, procedures, methods, formulae, techniques, services, or finances including, but not limited to information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

2. In consideration of Employee fulfilling the duties and responsibilities set forth herein, Company shall pay Employee a gross salary of $64,000 for Supported Business up to a total Net Invoice Amount of $10 Million annually, to be paid in monthly amounts of $5,333.33 on the first of each month, beginning January 1, 2013 and extending through December 31, 2017. If Supported Business exceeds $10 Million in any calendar year, the following year’s gross salary will be increased by $4,000 for every $1 Million in excess of the base $10 Million.

3. Position and Duties: Employee shall serve as the Logistics Manager of the Company, responsible only to its Chief Executive Officer (“CEO”). Employee’s primary duty in this position will be to perform all logistics functions required to support unparalleled service to Wendy’s and any other accounts secured by JCK Enterprises. In addition, Employee will be available to support Company in any other efforts requiring logistics support.

4. Company agrees to reimburse Employee for certain reasonable and necessary business expenses incurred on behalf of the company, including expenses for a fax line, dedicated phone line, and cellular phone usage in excess of 700 minutes per month, not to exceed $200 per month. Employee will obtain Company approval in advance of any business expense exceeding $750. The Company will not provide Employee a company-owned vehicle for his work. However, the Company shall pay for rental car expenses incurred on behalf of the Company. In the event that Employee uses its own car for its work, the Company shall pay for such usage at the prevailing IRS allowed rate, currently $0.555 per mile. Under no circumstances will the Employee operate a vehicle without proper insurance required by the Federal and State Laws. Employee’s failure to comply will constitute a material breach of contract.

5. Non-Disclosure of Confidential Information. Except as required in the performance of his duties to the Company, during the Employment Agreement and for a period of five (5) years after Agreement expiration, Employee shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available to any person, firm, corporation, unincorporated association, or other entity any Confidential and Proprietary Information or any portion thereof. Upon the expiration of the Agreement, all papers, documents, records, lists, notebooks, files, and similar items containing Confidential and Proprietary Information, including copies thereof, then in the Employee’s possession, whether prepared by himself or others, shall be promptly returned to the Company. If at any time after the expiration of the Contract, the Employee determines that it has any Confidential and Proprietary Information in its possession or control, Employee shall immediately return to the Company all such Confidential and Proprietary Information, including all copies and portions thereof.

6. Employee acknowledges that his adherence to the terms of the covenants set forth in Paragraph 5 are necessary to protect the value of Company’s business, that a breach of such covenants will result in irreparable and continuing damage to the Company, and that money damages would not adequately compensate Company for any such breach, and therefore, that Company would not have an adequate remedy at law. In the event any action or proceeding shall be instituted by Company to enforce any provision of Paragraph 5, Employee hereby waives the claim or defenses in such actions that (i) money damages are adequate to compensate the Company for such breach, and (ii) there is an adequate remedy at law available to Company, and shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Company shall have, in addition to any and all remedies at law, the right, without posting of bond or other security, to request an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under Paragraph 5. The parties agree that the remedies of Company for breach of Paragraph 5 shall be cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. The parties to this Agreement also agree that Company shall be entitled to such damages as Company can show it has sustained by reason of such breach.

7. Termination of Contract. The Company will not terminate the Contract without “CAUSE”, which shall mean: (i) Employee’s theft, dishonesty, or falsification of any Company documents or records; (ii) Employee’s improper use or disclosure of Company’s confidential or proprietary information; (iii) any intentional act by Employee that has a materially detrimental effect on Company’s reputation or business; (iv) Employee’s failure to perform assigned duties after written notice from Company and a reasonable opportunity to cure; or (v) any uncured material breach by Employee of any written agreement between Employee and Company. In the event that the Company terminates this Contract without cause, the Company shall pay the Employee a cancellation fee of $64,000.

8. This contract encompasses the entire agreement of the parties and there are no other agreements or understandings, either written or oral.

9. This contract may not be modified or amended except in writing with the same degree of formality with which this contract has been executed.

10. Should any part or provision of this contract be adjudicated inoperative or invalid, the remaining provisions of the contract will remain in effect and operate as if the invalid or inoperative provision had never existed.

11. The construction, interpretation of this contract, and all transactions under it shall be governed by the laws of the State of New York.

12. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Company and Employee agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in the City and State of New York in accordance with its National Arbitration Rules, as those rules are currently in effect. Company and Employee acknowledge that by accepting this arbitration provision, they are waiving the right to a jury trial in the event of such dispute, provided however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. Arbitration fees will be shared equally by Company and Employee.

13. The Parties acknowledge that each Party has had an opportunity to consult with its respective legal counsel regarding this Agreement and that accordingly, the terms of the Agreement are not to be construed against any Party because that Party drafted the Agreement or construed in favor of any Party because that Party failed to understand the legal effect of the provisions of the Agreement.

WITNESS OUR SIGNATURES, this 20th day of December, 2012.

COMPANY		EMPLOYEE

BY:	/s/Xinfu Hu	BY:	/s/ Philip Prinzi

TITLE:	General Manager	TITLE:	Director of Logistics, Fuling Plastics USA Inc.

FIRST Addendum to THAT CERTAIN Employment Agreement

between Fuling Plastics USA, Co. and Philip Prinzi

Dated January 1, 2013

This ADDENDUM is attached to and forms part of the Employment Agreement between Fuling Plastics USA, Co. (aka Fuling Plastics USA, Inc.), a New York Corporation and subsidiary of Taizhou Fuling Plastics Company, Ltd. , and Philip Prinzi , as of January 1, 2013

To the extent that any of the terms or conditions contained in this ADDENDUM may contradict or conflict with any of the terms or conditions of the attached Agreement, it is expressly understood and agreed that the terms of this ADDENDUM shall take precedence and supersede the attached Agreement.

All capitalized terms shall have the same meanings as set forth in the Contractor Agreement unless otherwise defined herein.

WHEREAS, Taizhou Fuling Plastics Company, Ltd. is the parent company of the Company; and

WHEREAS, Taizhou Fuling Plastics Company, Ltd. has established a new Pennsylvania corporation, Fuling Plastic USA, Inc. that will perform the same business functions as the Company, among others; and

WHEREAS, the Parties have entered into the Employment Agreement; and

WHEREAS, the Parties each have remaining rights, duties, and obligations under the Employment Agreement; and

WHEREAS, the Parties wish to modify the terms of the original Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises herein, Parties, intending to be legally bound, hereby agree to the following:

1.	The Employment Agreement is amended by substituting, Fuling Plastics USA, Inc. or Fuling Plastics USA, Co. with Fuling Plastic USA, Inc. wherever it appears in the Contractor Agreement and the Contractor Agreement shall be binding between Fuling Plastic USA, Inc., a Pennsylvania Corporation, and Philip Prinzi.
2.	All respective rights, duties, and obligations of the Parties under the Employment Agreement are unaffected by this change.
3.	The Employment Agreement is binding upon, and shall inure to the benefit of the Parties themselves, as well as their respective representatives, successors, and permitted assigns.
4.	Taizhou Fuling Plastics Company, Ltd. guarantees to the Employee as primary obligor the due and proper performance by the Company of each and every obligation of the Company arising under the Employment Agreement.
5.	The Parties reaffirm no other terms or conditions of the above-mentioned original Employment Agreement not hereby otherwise modified or amended shall be negated or changed as a result of this here stated addendum.

WITNESS OUR SIGNATURES, this 29th day of September, 2014.

COMPANY		CONTRACTOR

BY:	/s/Guilan Jiang	BY:	/s/ Philip Prinzi

TITLE:	President	TITLE:	VP Logistics 09/29/14

SECOND ADDENDUM TO THAT CERTAIN EMPLOYMENT AGREEMENT

BETWEEN FULING PLASTIC USA, INC. (AND FORMERLY FULING PLASTICS USA, CO.) AND PHILIP PRINZI DATED JANUARY 1, 2013

This SECOND ADDENDUM is attached to and forms part of the EMPLOYMENT AGREEMENT, as modified by the FIRST ADDENDUM (collectively "the Agreement"), between Fuling Plastic USA, Inc., a Pennsylvania Corporation and subsidiary of Taizhou Fuling Plastics Company, Ltd., and Philip Prinzi (collectively "the Parties") as of August 1, 2015.

The terms of the Agreement are hereby ratified, affirmed and incorporated herein and shall continue to apply in all respects, as amended hereby.

To the extent that any of the terms or conditions contained in this SECOND ADDENDUM may contradict or conflict with any of the terms or conditions of the Agreement, it is expressly understood and agreed that the terms of this SECOND ADDENDUM shall take precedence and supersede the Agreement.

All capitalized terms shall have the same meanings as set forth in the Agreement unless otherwise defined herein.

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Parties each have remaining rights, duties, and obligations under the Agreement; and

WHEREAS, the Parties wish to modify the terms of the original Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises herein, Parties, intending to be legally bound, hereby agree to the following:

1.	Paragraph 2, is modified as follows: "In consideration of Employee fulfilling the duties and responsibilities set forth herein, Company shall pay Employee a gross salary of $64,000 for Supported Business up to a total Net Invoice Amount of $10 Million annually, to be paid in monthly amounts of $5,333.33 on the first of each month, beginning January 1, 2013 and extending through December 31, 2020. If Supported Business exceeds $10 Million in any calendar year, the following year’s gross salary will be increased by $4,000 for every $1 Million in excess of the base $10 Million."

2.	Paragraph 7, in its entirety, is replaced as follows: "Termination of Contract. The Company will not terminate the Contract without "CAUSE", which shall mean: (i) theft, dishonesty, or falsification of any Company documents or records; (ii) improper use or disclosure of Company's confidential or proprietary information; (iii) any intentional act by employee that has a materially detrimental effect on Company's reputation or business; (iv) failure to perform assigned duties after written notice from Company and a reasonable opportunity to cure; (v) any uncured material breach by employee of any written agreement between employee and Company; (vi) arrest or conviction for a felony; (vii) use of drugs or excessive alcohol in the workplace; (viii) misconduct that may subject the Company to criminal or civil liability; (ix) employee’s breach of duty of loyalty, including diversion or usurpation of corporate opportunities belonging to the Company; or (x) willful disregard of Company procedures that Employee has received notice of. In the event that the Company terminates this Contract without cause, the Company shall pay the Employee a cancellation fee of $64,000, and employee shall not be entitled to any other salary, compensation, commission, damages or benefits other than the cancellation fee."

3.	The Parties reaffirm that no other terms or conditions of the Agreement, not hereby modified or amended, shall be negated or changed as a result of this stated addendum .

WITNESS OUR SIGNATURES, this 24th day of July, 2015.

COMPANY		EMPLOYEE

BY:	/s/Xinfu Hu	BY:	/s/ Philip Prinzi

TITLE:	General Manager

THIRD ADDENDUM TO THAT CERTAIN EMPLOYMENT AGREEMENT

BETWEEN FULING PLASTIC USA, INC (AND FORMERLY FULING PLASTICS USA, CO) AND PHILIP PRINZI

DATED JANUARY 1, 2013

This THIRD ADDNDUM is attached to and forms part of the EMPLOYMENT AGREEMENT, as modified by the FIRST ADDENDUM and the SECOND ADDENDUM (Collectively “the Agreement”) between Fuling Plastic USA, Inc., A subsidiary of Taizhou Fuling Plastics, LTD and Philip Prinzi (Collectively “the Parties”) as of August 3, 2015.

The terms of the Agreement and prior Addendums are hereby ratified, affirmed and incorporated herein and will continue to apply unless otherwise defined hereby.

To the extent that any of the terms or conditions contained in this THIRD ADDENDUM may contradict or conflict with any of the terms or conditions of the Agreement, it is expressly understood and agreed that the terms of this THIRD ADDENDUM shall take precedence and supersede the Agreement.

All capitalized terms shall have the same meanings as set forth in the Agreement unless otherwise defined herein.

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Parties each have remaining rights, duties, and obligations under the Agreement; and

WHEREAS, the Parties wish to modify the terms of the original Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises herein, Parties, intending to be legally bound, hereby agree to the following:

1.	From the period of August 3, 2015 until January 31, 2016 Philip Prinzi shall be titled as VICE PRESIDENT, OPERATIONS of FULING PLASTIC USA, INC. And assume the duties and responsibilities of that position.
2.	As additional compensation (in addition to all other compensation in prior agreements), Philip Prinzi will be paid the sum of $10,000 USD per month for each month or partial month that this agreement is in effect.
3.	During this period, Philip Prinzi, agrees to help locate, hire and train a suitable replacement.
4.	This addendum, the position of VICE PRESIDENT, OPERATIONS and the ADDITIONAL compensation shall cease upon the written consent of both parties, when a suitable replacement is found.

WITNESS OUR SIGNATURES, this 8th day of August, 2015

COMPANY		EMPLOYEE

BY:	/s/Xinfu Hu	BY:	/s/ Philip Prinzi

TITLE:	General Manager